Exhibit 3.1

                              AMENDMENT TO RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                            TRIDENT ROWAN GROUP, INC.

      Trident Rowan Group, Inc., a Maryland corporation having its principal office in Somerset, New Jersey (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            1. The name of the Corporation is Trident Rowan Group, Inc.

            2. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out Article 5 thereof and by inserting in lieu thereof the following new Article 5:

            "5. (a) The number of directors of the Corporation shall be such as shall be fixed from time to time by, or in the manner provided in the By-laws; provided, however, that the number of directors of the Corporation shall number no less than eleven (11) for so long as Finprogetti, S.p.A. is a beneficial owner of shares of the Corporation's Common Stock and shall not have completed the sale of 1,635,000 shares of Common Stock to Tamarix Investors, LDC ("Tamarix") pursuant to that certain Agreement to Purchase Common Stock dated March 7, 1997, unless waived by Tamarix, and thereafter shall number no less than ten (10);

                  (b) At least three (3) directors of the Corporation shall not be employees of or affiliated with the Corporation or any of its subsidiaries, or of any shareholder or affiliate thereof; all of whom shall be persons of good character, experienced in business matters, and reasonably acceptable to Tamarix;

                  (c) The Board of Directors of the Corporation shall be divided into three (3) classes, as nearly equal in number as possible. Except as follows, each such class will serve for three years until such year's annual meeting of shareholders and until their successors shall be elected and qualified. The initial Class I directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 1998 Annual Meeting of Shareholders, the initial Class II directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 1999 Annual Meeting of Shareholders, and the initial Class III directors elected at the Annual Meeting of Shareholders held in 1997 shall serve until the 2000 Annual Meeting of Shareholders; and


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                  (d) Tamarix may nominate, so long as it is the record owner of
(i) not less than 1,000,000 shares of the Corporation's Common Stock, one member to each class of the Board of Directors, one of whom shall be elected by the Board of Directors to serve as the Chairman of the Board, (ii) at least 500,000 but fewer than 1,000,000 shares of the Corporation's Common Stock one member to Class II, which class shall initially serve for a two-year term, and who shall serve as the Chairman of the Board, and (iii) at least 300,000 but fewer than 500,000 shares of the Corporation's Common Stock, one member to Class I, which class shall initially serve for a one-year term."

            3. The Amended and Restated Articles of Incorporation are hereby amended by adding a new Article 6 thereto, which shall read in full as follows:

            "6. Actions of the Board of Directors shall require the vote of the majority of the entire Board of Directors, including unfilled vacancies thereon. The By-laws shall, from time to time, prescribe the number of directors which shall constitute a quorum for the transaction of business, which number shall in no case be less than the minimum number needed for the Board of Directors to approve actions."

            4. The foregoing amendments to the Amended and Restated Articles of Incorporation have been duly adopted at a meeting of the Board of Directors. Notice setting forth the foregoing amendments and stating that an annual meeting of shareholders would be held to, among other reasons, take action thereon was given as required by law to all shareholders of the Corporation entitled to vote thereon. The foregoing amendments were approved by the affirmative vote of at least two-thirds of all outstanding shares of each class entitled to vote thereon at such annual meeting.

      The undersigned verifies under penalties of perjury that he is the duly elected and serving president of the Corporation, that the foregoing statements are true and correct in all material respects, and that they are the actions taken of the Corporation.

Dated: December 9, 1997

                                        Howard B. Chase
                                        ________________________________________
                                        Howard B. Chase
                                        President

WITNESS:

_____________________________


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